Exhibit 99.1

Cendant Corporation Announces Definitive Agreement
to Sell its Marketing Services Division to Affinity Acquisition Holdings LLC for Approximately $1.83 Billion

Transaction Expected to Close in the Fall

NEW YORK, July 26, 2005 - Cendant Corporation (NYSE: CD) today announced that it has entered into a definitive agreement to sell its Marketing Services Division (“MSD”) to Affinity Acquisition Holdings LLC, an affiliate of Apollo Management, L.P., for approximately $1.83 billion. MSD is a leading direct marketer of membership clubs and insurance products, and generated $1.5 billion in revenues in 2004. The transaction is subject to certain closing conditions, including receipt of financing, regulatory approvals and customary closing conditions, and is expected to be completed in the fall.

The purchase price includes approximately $1.7 billion of cash, net of estimated closing adjustments, plus $125 million in the form of newly issued preferred stock of the purchaser. In addition, Cendant will receive warrants to purchase 7.5 percent of the common equity of the purchaser, which will become exercisable upon the earlier of four years or the achievement by Apollo of certain investment return hurdles. Cendant will remain a marketing partner and a provider of travel services to MSD.

Cendant’s Chairman and Chief Executive Officer, Henry R. Silverman, stated: “We are very pleased to announce this transaction with Apollo. It represents a major step toward the completion of our strategic re-positioning announced last year to simplify the Company and focus on our core real estate and travel services businesses. As we announced in our second quarter earnings release issued yesterday, following the completion of this transaction we intend to increase our common stock repurchase target from $1 billion during 2005 to $2 billion over the next 18-months.”

The Marketing Services Division is comprised primarily of Cendant’s Trilegiant, Progeny and Cims subsidiaries and is headquartered in Norwalk, Conn. The businesses being sold have approximately 3,600 employees in the United States and Europe. In its consolidated financial statements, Cendant has previously classified the results of MSD as those of discontinued operations.

Banc of America Securities LLC and Credit Suisse First Boston LLC acted as financial advisors to Cendant in connection with the transaction. Harris Nesbitt Corp. provided a fairness opinion to Cendant in connection with the transaction. Deutsche Bank served as financial advisor to Apollo in connection with the transaction.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com.

Cendant Media Contacts:	Cendant Investor Contacts:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Kelli Segal	Henry A. Diamond
212-413-1871	212-413-1920

Apollo Management, LP Media/Investor Contact:
Steven Anreder
212-532-3232